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                                                                   EX-99.B(j)(A)

                         Independent Auditors' Consent



The Board of Trustees and Shareholders
Wells Fargo Funds Trust:


We consent to the use of our reports for the Arizona Tax-Free Fund, California Limited Term Tax-Free Fund, California Tax-Free Fund, Colorado Tax-Free Fund, Minnesota Tax-Free Fund, Nebraska Tax-Free Fund, National Limited Term Tax-Free Fund, National Tax-Free Fund, and Oregon Tax-Free Fund, ten funds of Wells Fargo Funds Trust, dated August 15, 2001, incorporated herein by reference, and to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.



/s/   KPMG, LLP

KPMG, LLP

San Francisco, California
October 31, 2001